Exhibit 99.1

Truett-Hurst, Inc. Reports Second Quarter and First Half Fiscal 2018 Results

Healdsburg, California (February 14, 2018) – Truett-Hurst, Inc. (NASDAQ: THST), which operates an innovative super-premium and ultra-premium wine sales, marketing and production company based in the acclaimed Dry Creek Valley of Sonoma County, California, reported results for the second quarter of fiscal year 2018 which ended on December 31, 2017.

First Half FY18 vs. FY17

For the six months ended December 31, 2017, total net sales increased 2.3% compared to the same period in the prior year and totaled $11.9 million. Consolidated gross margin was 32.7%, a decrease of 0.6 margin points over the prior year due to an increase in inventory reserves and depletion allowances.

Wholesale Segment

•	Net Sales of $8.7 million (+2.5% or +$0.2 million compared to the prior year)
•	Gross Margin of 21.6% (a decrease of 0.4 margin points compared to the prior year)
•	Gross Profit of $1.9 million (+0.7% or +$0.01 million compared to the prior year)

Direct to Consumer (DTC) Segment

•	Net Sales of $3.2 million (+1.7% or +$0.05 million compared to the prior year)
•	Gross Margin of 62.7% (a decrease of 0.8 margin points compared to the prior year)
•	Gross Profit of $2.0 million (+0.4% or +$0.008 million compared to the prior year)

Operating Expenses

Operating expenses for the six months ended December 31, 2017 was $4.7 million compared to $4.2 million in the prior year. Sales and marketing expenses increased by $0.3 million, 24.7% of net sales compared to 22.4% from the prior year period. The increase was largely due to the hiring of additional sales personnel, advertising and promotions along with selling expenses. General and administrative expenses also increased by $0.2 million, 14.7% of net sales compared to 13.1% from the prior year period. This increase is primarily due to increases in outside services.

Second Quarter FY18 vs, FY17

For the three months ended December 31, 2017, total net sales decreased 0.6% compared to the same period in the prior year and totaled $5.7 million. Consolidated gross margin was 32.3%, a decrease of 3.2 margin points over the prior year due to an increase in inventory reserves and depletion allowances.

Wholesale Segment

•	Net Sales of $3.9 million (a decrease of 1.3% or -$0.05 million compared to the prior year)
•	Gross Margin of 18.6% (a decrease of 3.8 margin points compared to the prior year)
•	Gross Profit of $0.7 million (a decrease of 18.4% or -$0.16 million compared to the prior year)

Direct to Consumer (DTC) Segment

•	Net Sales of $1.8 million (+0.9% or +$0.017 million compared to the prior year)
•	Gross Margin of 62.1% (a decrease of 2.3 margin points compared to the prior year)
•	Gross Profit of $1.1 million (a decrease of 2.6% or -$0.003 million compared to the prior year)

Operating Expenses

Operating expenses for the three months ended December 31, 2017 was $2.4 million compared to $2.1 million in the prior year. Sales and marketing expenses increased by $0.1 million, 25.9% of net sales compared to 24.1% from the prior year period. The increase was largely due to the hiring of additional sales personnel, advertising and promotions along with selling expenses. General and administrative expenses also increased by $0.2 million, 16.7% of net sales compared to 12.3% from the prior year period. This increase is primarily due to increases in outside services.

Earnings Call

The Company will not be conducting an earnings call related to its results for the second quarter of fiscal year 2018 ended December 31, 2017.

Truett-Hurst, Inc. • 125 Foss Creek Circle • Healdsburg, CA 95448 • tel: 707.431.4423 • fax: 707.395.0289 • email: ir@truetthurstinc.com

About Truett-Hurst, Inc.

Truett-Hurst, Inc. (NASDAQ: THST) is a holding company and its sole asset is the controlling equity interest in H.D.D. LLC., an innovative super-premium, ultra-premium and luxury wine sales, marketing and production company based in the acclaimed Dry Creek Valley of Sonoma County, California. Truett-Hurst, Inc. is headquartered in Healdsburg, California.

Forward-Looking Statements

This press release for the second quarter of fiscal year 2018 ended December 31, 2017 contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, that are made as of the date of this press release based upon our current expectations. All statements, other than statements of historical fact, regarding our strategy, future operations, financial position, estimated revenue, projected costs, prospects, plans, opportunities, and objectives constitute “forward-looking statements.” The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words. Such forward-looking statements include expectations regarding revenue, income, and expenses for the periods after September 30, 2017. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, a reduction in the supply of grapes and bulk wine available to us; significant competition; any change in our relationships with retailers which could harm our business; we may not achieve or maintain profitability in the future; the loss of key employees; a reduction in our access to, or an increase in the cost of, the third-party services we use to produce our wine; credit facility restrictions on our current and future operations; failure to protect, or infringement of, trademarks and proprietary rights; risks relating to our inventory; risks relating to our structure; these factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this report. For additional information, see our Annual Report on Form 10-K filed on October 13, 2017, or our other reports currently on file with the Securities and Exchange Commission, which contain a more detailed discussion of risks and uncertainties that may affect future results. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

TRUETT-HURST, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2017 (Unaudited)	June 30, 2017
Assets
Current assets:
Cash and cash equivalents	$261	$783
Accounts receivable	2,550	1,932
Inventories, net	22,275	20,609
Bulk wine deposits	94	—
Other current assets	627	505
Total current assets	25,807	23,829
Property and equipment, net	6,575	5,426
Intangible assets, net	505	506
Other assets, net	210	277
Total assets	$33,097	$30,038
Liabilities and Equity
Current liabilities:
Lines of credit	$8,275	$7,290
Accounts payable	4,669	1,994
Accrued expenses	747	546
Depletion allowance and accrual for sales returns	535	495
Current maturities of long term debt and capital lease obligation	575	502
Total current liabilities	14,801	10,827
Long term debt, net of current maturities	3,020	3,065
Total liabilities	17,821	13,892
Commitments and contingencies
Equity:
Shareholders’ equity:
Preferred stock, par value of $0.001 per share, 5,000,000 shares authorized, none issued and outstanding at December 31, 2017 and June 30, 2017	—	—
Class A common stock, par value of $0.001 per share, 15,000,000 authorized, 4,496,383 issued and outstanding at December 31, 2017 and 4,426,789 issued and outstanding at June 30, 2017	4	4
Class B common stock, par value of $0.001 per share, 1,000 authorized, 6 and 7 issued and outstanding at December 31, 2017 and June 30, 2017, respectively	—	—
Additional paid-in capital	16,254	16,082
Accumulated deficit	(6,234)	(5,651)
Total Truett-Hurst, Inc. shareholders' equity	10,024	10,435
Noncontrolling interest	5,252	5,711
Total equity	15,276	16,146
Total liabilities and equity	$33,097	$30,038

TRUETT-HURST, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
Sales	$5,867	$5,958	$12,284	$12,060
Less excise tax	(166)	(221)	(393)	(438)
Net sales	5,701	5,737	11,891	11,622
Cost of sales	3,858	3,700	8,003	7,756
Gross profit	1,843	2,037	3,888	3,866
Operating expenses:
Sales and marketing	1,479	1,380	2,933	2,604
General and administrative	953	706	1,743	1,518
Loss (gain) on disposal of assets	4	26	(19)	43
Total operating expenses	2,436	2,112	4,657	4,165
Net (loss) from operations	(593)	(75)	(769)	(299)
Other income (expense):
Interest expense, net	(111)	(96)	(221)	(176)
Gain on fair value of interest rate swap	25	108	27	131
Other (expense) income	(3)	(7)	(10)	828
Total other (expense) income	(89)	5	(204)	783
Net (loss) income before income taxes	(682)	(70)	(973)	484
Income tax expense	(1)	(1)	(1)	(2)
Net (loss) income attributable to Truett-Hurst, Inc. and H.D.D. LLC	(683)	(71)	(974)	482
Net (loss) income attributable to noncontrolling interest: H.D.D. LLC	(274)	(25)	(391)	212
Net (loss) income attributable to Truett-Hurst, Inc.	$(409)	$(46)	$(583)	$270
Net (loss) income per share:
Basic per share	$(0.09)	$(0.01)	$(0.13)	$0.06
Diluted per share	$(0.09)	$(0.01)	$(0.13)	$0.04
Weighted average shares used in computing net (loss) income per share:
Basic weighted average shares	4,460,417	4,314,553	4,449,208	4,310,559
Diluted weighted average shares	4,460,417	4,314,553	4,449,208	7,510,936

TRUETT-HURST, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended
	December 31,
	2017	2016
Cash flows from operating activities:
Net (loss) income	$(974)	$482
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	486	410
Reserve for assets to be abandoned	—	127
Stock-based compensation	102	151
Gain on fair value of interest rate swap	(27)	(130)
(Gain) loss on disposal of assets	(19)	43
Changes in operating assets and liabilities, net
Accounts receivable	(618)	667
Inventories	(1,666)	163
Bulk wine deposits	(94)	271
Other current assets	(95)	22
Accounts payable	2,675	173
Accrued expenses	201	(557)
Depletion allowance and accrual for sales returns	40	(110)
Net cash provided by operating activities	11	1,712
Cash flows from investing activities:
Acquisition of property and equipment	(1,557)	(371)
Acquisition of intangible and other assets	(12)	(18)
Proceeds from sale of assets	23	5
Net cash used in investing activities	(1,546)	(384)
Cash flows from financing activities:
Net proceeds from (payments on) lines of credit	985	(5,430)
Proceeds from long term debt	327	387
Payments on long term debt and capital lease obligation	(299)	(302)
Net cash provided by (used in) financing activities	1,013	(5,345)
Net change in cash and cash equivalents	(522)	(4,017)
Cash and cash equivalents at beginning of period	783	4,043
Cash and cash equivalents at end of period	$261	$26
Supplemental disclosure of cash flow information:
Cash paid for interest	$219	$174
Cash paid for income taxes	$—	$2
Non-cash investing and financing activities:
Equipment financed with capital lease obligation	—	387

For more information, contact:

Truett-Hurst, Inc.

Evan B. Meyer,

Chief Financial Officer

Phone: 707.431.4423

Fax: 707.395.0289

Email:  evan@truetthurst.com